Peregrine Capital Management, LLC Enterprise Policies 2020

EX-99.p.12

Table of Contents

Code of Ethics	1
Gifts and Entertainment	1
Political Contributions	2
Employee Conflict of Interest	3
Employees Serving in Other Official Capacities	3
Standards of Conduct	4
Confidential Information	4
Insider Information	5
Personal Securities Transactions	5
Investment Responsibility	8

Code of Ethics

Gifts and Entertainment

Accepting gifts from, and giving gifts to, an actual or potential client or a supplier by employees and members of their immediate family are prohibited (including services, discounts, entertainment, travel or promotional materials). Entertainment by and to clients or vendors must be reasonable and customary and avoid the appearance of interfering with responsibilities to Peregrine or its clients. The same standards apply to gifts given and entertainment provided to clients and consultants by Peregrine. Gifts of sufficiently limited value given under accepted business practices with no possible inference that the gift could influence the employee in the performance of their duties are an exception, subject to the standards below.

●	Accepting or giving cash is prohibited.

●	Accepting or seeking anything of value from a person intending to be influenced or rewarded in connection with business or transactions involving Peregrine is prohibited.

●	Employees are required to disclose to the CCO gifts given or received valued at more than $100 within 30 days of the quarter-end in which such a gift is given or received.

Report to the CCO within 30 days of the year-end, any gift and entertainment in excess of $250 made on behalf of Peregrine to a union or a union official in a calendar year.

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Peregrine Capital Management, LLC Enterprise Policies 2020

Political Contributions

Peregrine prohibits its employees from making Political Contributions in excess of certain de minimis amounts as outlined below.

Definitions (as used within this policy):

●	“Political Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office.
●	Contributions include:
a.	Payments made directly to an official of a government entity who is in a position to influence the selection of Peregrine as an investment adviser;
b.	Payments to a political party of a state or locality in which Peregrine is providing or seeking to provide investment advisory services to a government entity; and
c.	Payments made indirectly through a third party that if, done directly, would violate the Rule. Third parties include family members, consultants, attorneys, friends, political action committees or companies affiliated with Peregrine.

Contributions do not include payments to federal incumbents seeking a federal position, a federal candidate not holding any office, or national committees.

●	“Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate or successful candidate for an elective office of a government entity.
●	“Payment” includes any gift, subscription, loan, advance, money or anything of value.

Requirements

To ensure compliance with the policy:
●	Employees are required to report all Political Contributions quarterly.
●	New employees are required to report Political Contributions for a two-year look-back period.

Limitations and Exceptions

Employees are permitted to make aggregated de minimis Political Contributions of up to:
●	$150 per election per Official.
●	$150 per election for payments to a political party of a state or locality.

Neither Peregrine nor its employees may coordinate or solicit any person or political action committee to make contributions that would violate this policy. Examples of soliciting include, but are not limited to: sponsoring an event where a candidate will engage in fundraising; authorizing the use of the Peregrine logo or letterhead in connection with fundraising activities; and coordinating small contributions from a large number of individuals.

Peregrine will not hire a third-party solicitor to solicit government clients.

Peregrine’s CCO is responsible for oversight of this policy, including reviewing all Political Contributions reported and performing a risk-based annual review of public websites.

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Peregrine Capital Management, LLC Enterprise Policies 2020

Employee Conflict of Interest

Employees must avoid situations that might lead to an actual or apparent conflict of interest with clients. If any conflicts of interest with respect to a client do arise, employees must fully disclose to the CCO all material facts concerning such conflict.

●	Using Peregrine employment, directly or indirectly, for private gain, to advance personal interests or to obtain favors or personal benefits for another person is prohibited.
●	Disclose to the CCO matters, transactions or relationships in which the employee or a member of the employee's family has an interest which might affect the employee's judgment on behalf of a client. Any questions about a transaction or relationship that might cause a conflict of interest should be directed to the CCO.

●	Employees must conduct personal securities trading, addressed in more detail below, in a manner as to be consistent with this Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility.

●	Employees are also prohibited from favoring the interests of one client over another because of differences among clients, such as larger account size or accounts with different compensation arrangements.

●	Engaging in personal transactions with Peregrine clients is prohibited except under generally available terms and conditions.

Employees Serving in Other Official Capacities

Employees may not accept appointment as an officer, director, trustee or another similar capacity for a for-profit organization without prior approval from the Board.

●	Employees are encouraged to serve as officers and directors of nonprofit organizations provided that there is no conflict of interest and there is no interference with the employee's duties and responsibilities to Peregrine.

●	Accepting a position as a director, trustee, officer, owner or general partner of an outside business organized for profit without prior written approval is prohibited.
●	Employees must obtain written approval before accepting or engaging in other types of outside employment.

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Peregrine Capital Management, LLC Enterprise Policies 2020

Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Peregrine. As a fiduciary, Peregrine has a duty to act solely in the best interests of each of its clients. This fiduciary duty means employees must act in a manner which merits public trust and confidence and maintains Peregrine’s reputation for integrity, and in accordance with the following core principles.

●	Misstating or omitting material information in communication with clients, prospects, and regulators or engaging in activity which is fraudulent, deceptive or manipulative is strictly prohibited.
●	Employees must observe the Peregrine Code of Ethics and other standards of conduct.
●	Employees must comply with applicable laws and regulations.
●	Violating these standards of conduct will subject employees to disciplinary action, which could include dismissal.
●	If an employee becomes aware of a violation of a Peregrine policy, the employee is required to report the violation to the CCO. The reporter’s identity will be kept confidential, and the reporter will be protected from retribution.

●	The Dodd-Frank Act contains provisions to protect whistleblowers, and the SEC will pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to successful enforcement action.

●	Nothing in this policy prohibits an Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

Confidential Information

Information obtained as a consequence of employment at Peregrine is confidential and restricted to the proper conduct of business.

●	Permitting others to use information acquired through Peregrine employment to further a personal interest or as a means of making a profit is prohibited.
●	Disclosing or discussing client relationships is not allowed with anyone other than those who have a business need to know the information for the performance of their duties and persons with beneficial interests in the account (and their duly authorized representatives) unless required by law.

●	Written permission from the applicable client and the CCO is required to disclose client names or to use them as a reference.

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Peregrine Capital Management, LLC Enterprise Policies 2020

●	Peregrine developed intellectual property is proprietary to Peregrine, must reside on a Peregrine managed repository and must not be shared.
●	Disclose portfolio holdings to third parties only as dictated by client-specific guidelines. Accounts may be used as “representative portfolios” as long as the client remains anonymous.
●	Discuss questions about the propriety of releasing information with the COO or the CCO.

Insider Information

Employees may not purchase or sell securities based on material, nonpublic information for themselves or clients, disclose material, inside information in their possession to others or recommend the purchase or sale of securities based on such information. Material nonpublic information is information about a company or the market for the company's securities which has come directly or indirectly from the company and has not been disclosed generally to the marketplace, the dissemination of which is likely to affect the market price of the company's securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

●	Assume information is "material" if it relates, among other things, to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

●	Receiving information about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company (or its insiders) is deemed to be inside information.

●	Immediately report material nonpublic information to the CCO.
●	Questions as to whether the information is material or whether it is inside and not public, must be resolved before trading, recommending trading, or divulging the information.
●	Unresolved questions as to the applicability or interpretation of the foregoing standards or the propriety of desired action must be discussed with the COO or CCO prior to trading or recommending trading.

Personal Securities Transactions

Peregrine employees are all considered access persons. Employees cannot engage in securities transactions, including gifts of securities, that would violate Peregrine policies or create a conflict of interest with clients.

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●	Employees are required to obtain pre-clearance from Compliance before executing security transactions in accounts in which the employee has direct or indirect beneficial ownership. Such transactions include, but are not limited to, purchases or sales of securities in public markets, in private placements or limited offerings, purchases, sales, and exercises of puts, calls, and warrants and gifts of securities to charity or individual or entity of which the employee is not either a direct or indirect beneficiary. A gift of a security is considered a sale. No employee may approve their own transactions.

●	Employees are generally considered to have “beneficial ownership” of a security in which they have direct or indirect financial interest. Employees should consider themselves the beneficial owner of securities held by a spouse, minor children, a relative who shares their home, or other persons because of a contract, arrangement, understanding or relationship that provides the employee with sole or shared voting or investment power.

●	Employees must execute an approved security transaction on the same business day. Approvals received after the market close are valid the following business day. If approval is granted after the stock market is closed, it is valid for the following business day.

●	Employees are prohibited from making transactions in a security which is contrary to the advice given or action taken (except such actions required to accommodate contributions/withdrawals) on behalf of clients concerning that security for five business days after transactions on behalf of clients.

●	Employees are prohibited from purchasing or selling securities purchased for clients until intended transactions on behalf of clients are complete.
●	Employees are prohibited from purchasing or selling a security that is being considered for purchase or sale (under discussion between members of an investment team) for clients.
●	Employees are prohibited from executing a transaction that would:
○	Result in the buying or selling of securities in competition with client buy or sell orders;
○	Result in the buying or selling securities to take advantage of recent or imminent client trades;
○	Involve the security of a company concerning which the employee has material non-public information;
○	Involve short-selling or trading options on any of the stocks held by or contemplated for any client;
○	Involve the acquisition of a direct or indirect beneficial interest in an initial public offering.
●	Employees may not cause or attempt to cause clients to purchase, sell or hold a security in a manner calculated to create personal benefit to the employee. Employees may not recommend security transactions for client accounts without having disclosed their interest in such securities or the issuer thereof, including, without limitation:
○	Their direct or indirect beneficial ownership of securities of such issuer;

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○	A position with such issuer or its affiliates; and
○	The present or proposed business relationship between such issuer or its affiliates and the employee or party in which the employee has an interest.

●	Employees are required to submit an annual list of the securities, private placements and brokerage accounts in which employees have a direct or indirect beneficial ownership. New employees must submit a list of the securities, private placements and brokerage accounts in which they have a direct or indirect beneficial ownership within ten days of employment. These reports require the following information (which must be current as of a date no more than 30 days before the annual report is submitted): (a) The name, ticker/CUSIP, type of security, number of shares and principal amount of each security in which the employee had direct or indirect beneficial ownership when the person became an employee or upon annual submittal; (b) The name of the broker, dealer or bank with whom the employee maintained an account in which securities were held for the direct or indirect benefit of the employee as of the date the person became an employee or the date of the annual submittal; and (c) The date that the report is submitted by the employee.

●	Revealing information relating to the investment intentions or activities relating to clients or securities that are under consideration for purchase or sale on behalf of clients, except as required in the normal course of business, is prohibited.

●	Report personal securities transactions within ten days following the end of each calendar quarter. These reports require the following information: (a) The date of the transaction, the name, type, ticker or CUSIP, the number of shares and the principal amount of each security involved; (b) The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition); (c) The transaction price; (d) The name of the broker, dealer or bank; and (e) The report date. Employees must promptly disclose new brokerage accounts.

●	Pre-clearance is not required for: purchases or sales for any account over which the employee has no direct or indirect influence or control; purchases which are part of an automatic dividend reinvestment plan or automatic withdrawal; or purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

●	Employee transactions in the following are excluded from the foregoing pre-clearance, holdings report and the quarterly transaction report: (a) securities issued or guaranteed by the U.S. Treasury or other “Government Security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, including related derivatives, (b) banker's acceptances, (c) bank certificates of deposit, (d) commercial paper, (e) repurchase agreements covering the foregoing, (f) shares of registered, open-end investment companies not subadvised by Peregrine, (g) index derivatives and (h) cryptocurrency.

●	Because Peregrine does not typically invest in fixed income instruments, employee transactions in bonds (except bonds with an equity component i.e. convertible), including related derivatives, do not require prior approval, but transactions must be reported quarterly.

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●	Transactions within open-end mutual funds subadvised by Peregrine must be reported quarterly but are exempt from pre-clearance.
●	Transactions in exchange-traded funds (ETFs), including related derivatives, do not require preapproval but must be reported quarterly.
●	Violation of these policies will be subject to disciplinary action. Personal transactions that conflict with client trades must be canceled or reversed at a loss or with profits disgorged. The COO will determine appropriate disciplinary actions that may include restricting or prohibiting personal trading, fines, write-ups in the employee’s personnel file, and/or termination, provided that the Board will make such determinations in connection with violations by the COO. All board members' violations are reported to the Board.

●	Exceptions to personal security trading policies require prior approval in writing from the CCO.

Investment Responsibility

Investment decisions must be made solely in the best interests of clients, subject to applicable rules and regulations, and Peregrine’s policies.

●	Invest assets according to style guidelines and consistent with the limitations imposed by each client.
●	Assets held in Employee Retirement Income Security Act (ERISA) accounts shall be invested in accordance with the standards set forth in ERISA and the relevant client’s investment management agreement. Other discretionary assets shall be invested for the exclusive benefit of the beneficiaries in accordance with the relevant client’s investment management agreement.

●	Aggregate holdings of a single issuer, other than U.S. Government obligations or Short-Term Investment Fund (STIF) vehicles, must not exceed 10% of the value of the portfolio at the time of purchase unless otherwise agreed with the client.

●	Purchasing ETFs for cash management purposes may occur when allowed under the governing document and applicable regulations.

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